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Exhibit 4.2(f)

Execution Copy

SIXTH AMENDMENT TO
RIGHTS AGREEMENT

        THIS SIXTH AMENDMENT TO RIGHTS AGREEMENT (this "Sixth Amendment") is made and entered into as of this 2nd day of May, 2005, by and between FRONTIER AIRLINES, INC. (the "Company") and MELLON INVESTOR SERVICES LLC as Rights Agent (the "Rights Agent").

Recitals

          A.    The Company and American Securities Transfer & Trust, Inc., predecessor in interest to the Rights Agent, entered into a Rights Agreement dated as of February 20, 1997 (as amended, the "Rights Agreement");

          B.    The Board of Directors of the Company, by resolution duly adopted on August 23, 2004, authorized the Fifth Amendment to the Rights Agreement; and

          C.    The Rights Agent requires additional amendments to the Rights Agreement before agreeing to assume the obligations of the predecessor in interest to the Rights Agreement as proposed to be amended.

Agreement

        The Company and the Rights Agent hereby amend the Rights Agreement as follows:

        1.     Section 2 of the Rights Agreement is hereby amended in its entirety to read as follows:

      Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable. The Rights Agent shall have no duty to supervise, and in no event shall be liable for, the acts or omissions of any such co-Rights Agent.

        2.     The second sentence of Section 18(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

      The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, suit, action, proceeding or expense, incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent, for any action taken or suffered by the Rights Agent in connection with the acceptance and administration of this Agreement and the exercise and performance of its duties hereunder, including the costs and expenses of defending against and appealing any claim of liability arising therefrom, directly or indirectly.

        3.     Section 20(c) of the Rights Agreement is hereby amended in its entirety to read as follows:

      The Rights Agent shall not be liable or responsible hereunder to the Company except for its own gross negligence, bad faith or willful misconduct. Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Rights Agent.

        4.     Section 32 of the Rights Agreement is hereby amended in its entirety to read as follows:

      Governing Law.    This Agreement, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Colorado and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, the rights, duties and obligations of the Rights Agent shall be governed by the laws of the State of New York, without regard to principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

        5.     The remainder of the Rights Agreement shall remain unchanged, and the Rights Agreement as amended above, shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be fully executed on their behalf as of the date first above written.

FRONTIER AIRLINES, INC.
By:
Name:
Title:
MELLON INVESTOR SERVICES LLC
By:
Name:
Title:

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SIXTH AMENDMENT TO RIGHTS AGREEMENT